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                                                                   EXHIBIT 10.12

[LOGO] (R)   CHURCH & DWIGHT CO., INC.
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                                                  Effective Date: March 28, 2001

                                SEVERANCE POLICY

OBJECTIVES
The Company will offer a severance payment to ease an employee's departure from the Company after a decision has been made to terminate the employee, reorganize, reengineer or close a facility.

SCOPE
This policy applies to all non-union, salaried employees of Church & Dwight Co., Inc. It does not apply in cases of voluntary separation or in cases of involuntary separation for cause.

POLICY
The company will offer severance and health care benefits continuation in the amount of one week per year of service.

In consideration for signing a waiver and release additional severance and health care benefits continuation will be provided.

Assuming an executed waiver and release, the minimum severance payment will be 6 weeks and the maximum 52 weeks.

Employees terminated who received stock option awards will retain the 3 year vesting and exercising rights in outstanding stock options issued prior to May 6, 1999, contingent upon a signed waiver and release.

In the event any employee is or becomes entitled to severance benefits under any other plan, policy, arrangement or agreement with the Company or any other company or pursuant to any applicable state law, then no severance benefits will be payable to such employee under this plan.